Exhibit 11


          Computation of Historical Net Income (loss) Per Common Share
                      (in thousands, except per share data)
                                   (Unaudited)

                                                       Three Months Ended        Nine Months Ended
                                                           January 31,               January 31,
                                                       1996          1997         1996         1997
                                                    ----------    ----------   ----------   ----------
          Net income                                $  293,315    $  583,932   $  201,429   $1,002,103
                                                    ==========    ==========   ==========   ==========

          Weighted average number of shares
          outstanding                                4,000,000     6,224,850    4,000,000    5,400,002
          Add:
              Shares issuable upon conversion of
                Series A Redeemable Convertible
                Preferred Stock                        992,061                    992,061

              Shares issuable from the assumed
                exercise of options as determined
                by the application of the
                treasury stock method                  611,144       627,094      611,144      627,094
                                                    ----------    ----------   ----------   ----------
                                                     5,603,205     6,851,944    5,603,205    6,027,096
                                                    ==========    ==========   ==========   ==========
          Net income per common share               $     0.05    $     0.09   $     0.04   $     0.17
                                                    ==========    ==========   ==========   ==========

The above computations include all common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method) and the as if converted method with regards to the Series A redeemable convertible preferred stock.